NEWS RELEASE for February 9, 2006 at 8:00AM Eastern Time

Contacts:	Kayla Castle
Investor Relations Manager
Palomar Medical Technologies Inc
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS RECORD REVENUES AND PROFITABILITY
FOR FOURTH QUARTER AND FISCAL YEAR 2005
2005 Product Revenues Increase 44 Percent; Income before Taxes Increases 83 Percent

        BURLINGTON, MA (February 9, 2006) … Palomar Medical Technologies Inc (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the fourth quarter and year ended December 31, 2005. The Company’s fiscal year 2005 total revenues increased by 40 percent, product revenues increased by 44 percent, and gross profit from product sales increased by 48 percent as compared to the fiscal year 2004. The Company realized an increase in income before taxes of $8.1 million, or 83 percent as compared to the fiscal year 2004. The Company also strengthened its balance sheet since the beginning of the year, including increasing its cash and investments from $25 million to $49 million.

        Revenues for the quarter ended December 31, 2005 were $21.6 million, up from $16.4 million in the fourth quarter of 2004. Product revenues increased to $19.0 million from $13.9 million in the fourth quarter of 2005 as compared to the fourth quarter of 2004. Gross profit from product sales increased to $13.1 million (69 percent of product revenues), up from $9.6 million (69 percent of product revenues) in the year-earlier quarter. The Company reported income before taxes of $5.6 million for the fourth quarter of this year, as compared to $4.3 million for the fourth quarter of last year. The Company reported net income of $5.3 million, or $0.27 per diluted share for the fourth quarter of this year versus net income of $5.4 million, or $0.29 per diluted share, for the fourth quarter of 2004 which included a benefit from income taxes of $1.1 million due to the reduction of tax reserves.

        Revenues for the year ended December 31, 2005, were $76.2 million, up from $54.4 million for the same period in 2004. Product revenues increased to $65.8 million from $45.8 million for the year ended December 31, 2005 as compared to the same period in 2004. Gross profit from product sales increased to $44.9 million (68 percent of product revenues), up from $30.3 million (66 percent of product revenues) in the year-earlier period. The Company reported income before taxes of $17.9 million for the year ended December 31, 2005, as compared to $9.8 million for the same period in 2004. The Company reported net income of $17.5 million, or $0.91 per diluted share for the year ended December 31, 2005 versus net income of $10.6 million, or $0.60 per diluted share, for the same period in 2004 which included a benefit from income taxes of $1.1 million due to the reduction of tax reserves.

        Chief Executive Officer Joseph P. Caruso commented, “I am pleased with Palomar’s continued progress during the fourth quarter of 2005 and the full fiscal year, which includes the accomplishment of many milestones. Especially encouraging is the fact that our revenues continue to increase at a rapid rate, allowing us to further expand our sales, marketing, research and development efforts. Palomar has worked hard to maintain our reputation with customers for providing leading-edge technology to address major market opportunities in the light-based cosmetic market. These markets are growing at an astonishing rate and we intend to capitalize on the popularity of these new procedures. We believe this is still only the beginning of a shift toward light based treatments for cosmetic applications, and we expect to keep extending our technology’s applications to continue positioning Palomar to take full advantage of this shift. The strength of our balance sheet should allow us to continue as a powerful force in this dynamic market.”

— more —

   Palomar — Page 2

        Commenting on Palomar’s ongoing program to expand its shareholder base, Chief Financial Officer Paul S. Weiner concluded, “Due to our strong operating and financial performance in 2005, we substantially increased the institutional following of the Company. We are continuing our efforts to expand our shareholder base with an ongoing program of meetings with professional investment managers and analysts nationwide. We are currently scheduling our next round of investor meetings at this year’s Annual Meeting of the American Academy of Dermatology (AAD), to be held in San Francisco from March 4th to the 6th. To reserve a time to meet with Palomar management and/or receive product demonstrations, please contact Palomar’s Investor Relations department at 781-993-2411.”

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (866) 277-1182 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 94852839 and will be available for fourteen days. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is uniquely focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company (NYSE:G) to develop and potentially commercialize a patented home-use, light-based hair removal device for women, an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne, and was awarded a contract by the Department of the Army to develop a light-based self-treatment device for Pseudofolliculitis Barbae (“PFB”).

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2004 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

— more —

Palomar — Page 3

Palomar Financial Summary:

Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Revenues:
Product revenues	$19,034,346	$13,896,552	$65,824,336	$45,810,177
Royalty revenues	1,196,809	1,148,753	4,921,075	4,052,078
Funded product development revenues	1,375,897	1,375,534	5,408,436	4,569,618

Total revenues	21,607,052	16,420,839	76,153,847	54,431,873

Costs and expenses:
Cost of product revenues	5,974,724	4,280,927	20,952,179	15,513,695
Cost of royalty revenues	478,724	459,501	1,968,430	1,620,831
Research and development	3,563,973	2,734,493	12,782,386	10,296,463
Selling and marketing	4,956,074	3,189,995	17,468,366	12,030,308
General and administrative	1,495,562	1,521,080	6,228,759	5,228,889

Total costs and expenses	16,469,057	12,185,996	59,400,120	44,690,186

Income from operations	5,137,995	4,234,843	16,753,727	9,741,687

Interest income	427,110	107,281	1,154,743	250,346
Other income (expense), net	4,500	1,500	18,000	(214,433)

Income before income taxes	5,569,605	4,343,624	17,926,470	9,777,600

Provision (benefit) for income taxes	229,017	(1,016,723)	473,260	(855,713)

Net income	$5,340,588	$5,360,347	$17,453,210	$10,633,313

Net income per share:
Basic	$0.31	$0.33	$1.04	$0.68

Diluted	$0.27	$0.29	$0.91	$0.60

Weighted average number of shares outstanding:
Basic	17,040,995	16,109,294	16,831,185	15,688,855

Diluted	19,612,092	18,536,882	19,158,338	17,719,861

— more — Palomar — Page 4 Consolidated Balance Sheets (Unaudited)
	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$10,536,144	$7,508,856
Available-for-sale investments, at market value	38,757,575	17,650,000
Accounts receivable, net of allowance	8,686,227	7,122,745
Inventories	6,753,110	5,866,494
Other current assets	582,074	440,254

Total current assets	65,315,130	38,588,349

Property and equipment, net	909,676	899,368

Other assets	111,074	111,074

Total Assets	$66,335,880	$39,598,791

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$1,278,823	$971,030
Accrued liabilities	11,465,100	8,014,207
Deferred revenue	1,725,849	1,439,639

Total current liabilities	14,469,772	10,424,876

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 17,126,467 and 16,231,502 shares, respectively	171,265	162,315
Additional paid-in capital	177,658,135	172,428,102
Accumulated deficit	(125,963,292)	(143,416,502)

Total stockholders' equity	51,866,108	29,173,915

Total liabilities and stockholders' equity	$66,335,880	$39,598,791

# # #